AGREEMENT FOR A FUNDING SOURCE

This agreement made this 21st day of May, 99, by and between MAJESTIC MODULAR BUILDINGS, LTD. (herein referred to as Client) located at 320 9th Street, Modesto, CA 95351, and RICK GRIFFEY, an individual and/or assigns (herein referred to as RG) located at 2048 Oliva Court, Colton CA, 92324, all of which are identified herein as the "Parties".

Whereas, Client has approached RG in order to retain RG as a lender/funding source for a secured revolving line of credit, herein referred to as "LOC", in the amount of $1,250,000 on the construction contracts of the Client.

Whereas, the parties have concurrently executed a Memorandum of Understanding, dated May 21, 1999 which shall be a part of and incorporated into this Agreement, acting out general terms and conditions of the requested LOC.

Now, therefore, in consideration of the foregoing and mutual promises, covenants and conditions hereinafter set forth, the parties agree as follows:

                                    SECTION A
                          SERVICES TO BE RENDERED BY RG

RG will arrange and conduct a credit search and obtain the applicable verification of any financial, general information or pertinent project or firm data it deems necessary, herein referred to as general "due diligence".

When RG determines that the financial information, supporting documents and any other information or paperwork are sufficient, RG will issue to client a notice that the due diligence in complete.

                                    SECTION B
                     CLIENT'S REPRESENTATION AND OBLIGATIONS

Client will provide all financial information, project related description and supporting documents and any and all backup documentation including, but not limited to, corporate financial statements, bank information, corporate tax returns, full and complete credit history. Client warrants and represents that all such information will be true, accurate and complete and will not be misleading in any manner whatsoever nor shall any material fact not be disclosed. Said information will be updated by Client at RG request. Client acknowledges that a breech of this representation will cause the refundable fee to be retained by RG as liquidated damages.

Client will cooperate with RG in providing any additional information or documents as may be requested with respect to both the financial status of client and/or its officers, directors, shareholders, partners or members as well as any information with respect to the project including, without limitation, appraisals, engineering plans, test bids, construction contracts, purchase contracts and any and all documents of every kind and description in any way related to client's financial or other described affairs of the company.

Client agrees to indemnify, defend and hold harmless from and against any and all claims, costs, damages, actions, losses or expenses including reasonable attorney's fees which RG may incur by reason of any breach of the terms of this agreement by Client or due to inaccuracy, falsity or omission contained in any of the financial or other information provided by Client to RG.

Client represents that the LOC request made to RG hereunder is for commercial purposes and all funds will be used for the Client only. Client understands and agrees that the services to be provided by RG hereunder are on a best effort basis and RG will not be liable or in any way responsible to Client for any damages whatsoever in the event of any due diligence finding creating a denial by RG to provide the requested funding commitment. Due Diligence to be completed within 10 days of the execution of this document.
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                                    SECTION C
                               FEES PAYABLE TO RG

Client agrees that in partial consideration of the LOC services to be rendered by RG, Client shall pay to RG a loan application fee of 1.25% of $1,250,000 LOC or $15,625.00 upon execution of this document. In the event that the loan application is denied, RG agrees to refund the entire amount to client.

The parties hereto irrevocably submit to the jurisdiction of the American Arbitration Association located in the State of California in any action, suit or proceeding brought as a result of or arising out of the agreement or the relationship between the parties. To the extent permissible by law, the parties hereto waive a trial by jury in the event any suit is brought.

                                    SECTION D
                            MISCELLANEOUS PROVISIONS

BINDING EFFECT: This agreement shall be binding upon and inure to the benefits of the heirs, successors and assigns of the respective parties hereto.

INTEGRATION: This agreement shall not be modified except by writing executed by all parties hereto. This agreement, and the Memorandum of Understanding, dated May 21, 1999, set forth all of the promises, conditions, understanding, warranties or representations, oral or written, expressed or implied, among the parties.

NOTICES: All notices hereunder shall be deemed given three days after they have been deposited in the U.S. Mail, postage paid, certified mail return requested, addressed to RG at:

         Rick Griffey
         2048 Oliva Court
         Colton, CA  92324

And to the Client at:

         Majestic Modular Buildings, Ltd.
         320 9th Street
         Modesto, CA  95351

In witness whereof the parties have executed this agreement on the day and year first above stated:

AUTHORIZED SIGNATURES

RICK GRIFFEY

By: /s/ Rick Griffey                          Dated: 5/26/99
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CLIENT
MAJESTIC MODULAR BUILDINGS, LTD.

By: /s/ Francis A. Zubrowski                  Dated: 5-26-99
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Francis A. Zubrowski, CEO